Exhibit 5.1
May 9, 2024
Itron, Inc.
2111 N. Molter Road
Liberty Lake, WA 99019

Re: Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Itron, Inc.

Ladies and Gentlemen:
We have acted as special counsel to you to render this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") to register an additional 3,000,000 shares of Itron, Inc. common stock, no par value (the "Shares"), that may be issued under the Itron, Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan,”) .
We have examined the Registration Statement and such documents and records of Itron, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2010 Plan, upon the registration by its registrar of such Shares and the issuance thereof by Itron, Inc. in accordance with the terms of the 2010 Plan, and the receipt of consideration therefor in accordance with the terms of the 2010 Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Perkins Coie LLP